EXHIBIT 99.1 to Form 8-K of Jones Lang LaSalle Incorporated



                JONES LANG LASALLE BOARD OF DIRECTORS ELECTS
                        SHEILA A. PENROSE AS CHAIRMAN
       Independent director to chair board of  global real estate firm

CHICAGO, LONDON AND SINGAPORE, NOVEMBER 10, 2004 - The Board of Directors of Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it has unanimously elected Sheila A. Penrose (59) to the post of Chairman for an initial term of two years, effective January 1, 2005. She will succeed current Chairman Stuart L. Scott (66), who, as planned, will retire from the firm as Chairman effective December 31, 2004 but will retain a role as a senior advisor to LaSalle Investment Management on its investment and advisory boards. Mr. Scott also served as Chief Executive Officer in 2004 until Colin Dyer assumed that position in September, and from 1990 to 2002 when he served as Chairman and CEO of Jones Lang LaSalle and its predecessor LaSalle Partners.

Ms. Penrose, a long-time resident of the Chicago area, is President of The Penrose Group, a provider of strategic advisory services on financial and organizational strategies. She has been an independent member of the Board of Directors of Jones Lang LaSalle since 2002. Currently, she chairs the Nominating and Governance Committee and is a member of the Audit Committee. She also chaired the search committee for a new Chief Executive Officer, an effort that led to Mr. Dyer's appointment. Ms. Penrose will retain independent director status as Chairman.

"Sheila is an extremely talented leader and a recognized authority on corporate governance issues," said Mr. Scott. "As a Board member for Jones Lang LaSalle, she has provided valuable insight, playing a vital role in helping us realize our vision for a highly successful global real estate services and money management firm. Although I will miss all the great people at Jones Lang LaSalle and thank them for their loyalty to me and the company during my 31-year tenure, I leave knowing that the firm is in the talented hands of a strong board, a seasoned leadership team and an energized group of employees."

"The Board's unanimity in electing Sheila to the post of Chairman and its decision to make the post independent underscores our commitment to maintaining best practices in corporate governance. It also reflects our confidence in her ability to serve shareholders and work with the talent that makes up our Board, management team and employees," said Mr. Dyer. "Moreover, her proven track record in U.S. public company management and board membership will help us extend the excellent momentum the firm has achieved."

"Jones Lang LaSalle has a tremendous future with exciting growth prospects, and I congratulate Stuart on creating a culture where people are truly dedicated to our clients, as well as delivering strong value to our shareholders," said Ms. Penrose. "I look forward to working in partnership with fellow board members and Colin to further reinforce the company's global reputation for its values, integrity and honesty. Jones Lang LaSalle's people are the most talented and client-focused in the industry, and I feel privileged to be part of the team as we continue to expand our global reach."

Ms. Penrose founded The Penrose Group in 2000 after retiring from Northern Trust Corporation, the Chicago-based bank holding company and global provider of personal and institutional financial services, after more than 23 years of service. While at Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the Management Committee. In the United Kingdom, she was Economic Advisor to the British Treasury and a Lecturer in Economics.





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Ms. Penrose is currently an Executive Advisor to the Boston Consulting
Group, collaborating on strategic issues in financial services and change management. She also serves on the Boards of eFunds Corporation and Datacard Group, and was a Board member of Nalco Chemical Company until its acquisition in 1999.

Ms. Penrose holds a masters degree from the London School of Economics and Political Science and a bachelor's degree from the University of Birmingham in England. She also attended the Executive Program of the Stanford Graduate School of Business.

In addition to Ms. Penrose, Mr Scott and Mr. Dyer, the firm's internationally diverse Board currently includes Henri-Claude de
Bettignies, Darryl Hartley-Leonard, Sir Derek Higgs and Thomas C. Theobald.



Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 800 million square feet (74 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $24 billion of assets under management. For more information, visit www.joneslanglasalle.com.









































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